As filed with the Securities and Exchange Commission on November 13, 2020

Registration No.  333-214130

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 10 to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Cantor Fitzgerald Income Trust, Inc.

(Exact name of registrant as specified in governing instruments)

110 E. 59th Street

New York, NY 10022

(212) 938-5000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Cantor Fitzgerald Income Advisors, LLC

John Jones

110 E. 59th Street

New York, NY 10022

(212) 938-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Herz, Esq. Yuta N. Delarck, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, NY 10166 (212) 801-9200	Stephen M. Merkel Cantor Fitzgerald Investors, LLC 499 Park Avenue New York, NY 10022 (212) 938-5000

Approximate date of commencement of proposed sale to public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

Explanatory Note

Deregistration of Securities

In accordance with the undertaking of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-214130) declared effective on March 23, 2017 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 10 to the Registration Statement to terminate the registration and deregister $5,548,422.27 in unsold shares of its common stock (the “Remaining Shares”). Pursuant to this Registration Statement, the Company registered $1,250,000,000 in shares of its common stock, including $250,000,000 in distribution reinvestment plan shares and sold $159,451,577.73 in shares of its common stock, including $5,327,412.54 in distribution reinvestment plan shares. In addition, the Company carried forward $1,085,000,000 of unsold shares of common stock to its registration statement on Form S-11 (File No. 333-237327) for its second public offering of common stock.  By filing this Post-Effective Amendment No. 10 to the Registration Statement, the Company hereby deregisters the Remaining Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 13, 2020.

CANTOR FITZGERALD INCOME TRUST, INC.

By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 in reliance on Rule 478 of the Securities Act of 1933, as amended.